Exhibit 99.1

March 18, 2020

FOR IMMEDIATE RELEASE

Bowl America Temporarily Closes All Bowling Centers in Response to COVID-19

In response to the coronavirus (COVID-19) outbreak, Bowl America today announced that it will temporarily close all bowling centers at 5:00 pm EDT today through March 31, 2020. “We are deeply concerned about the health and safety of our customers and employees and believe this is the appropriate action to take at this time,” said Cheryl Dragoo, President and Chief Executive Officer. Bowl America currently plans to reopen its centers on April 1.

Bowl America operates 17 bowling centers and its Class A Common Stock trades on the NYSE American exchange under the symbol BWLA.